Exhibit 99.1

Contact:	Marc Grossman
Sr. VP - Corporate Affairs
310-205-4030 phone
marc_grossman@hilton.com

HILTON REPORTS 2003 SECOND QUARTER, SIX-MONTH RESULTS

                Beverly Hills, Calif., July 28, 2003 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the second quarter and six months ended June 30, 2003.

                Contributing to generally weak quarterly results were the conflict in Iraq, and continuing pressure on average daily room rates (ADR.)  Margins in the quarter were adversely impacted primarily by lower ADR, along with increased healthcare and other insurance costs.  The quarter benefited from a combination of lower depreciation and amortization expense and reduced net interest expense when compared with the 2002 quarter.

                Hilton reported second quarter net income of $54 million, versus $76 million in the 2002 quarter.  Diluted net income per share was $.14 in the second quarter 2003, compared with $.20 in the 2002 quarter.

2nd Quarter Earnings 2003

2-2-2

Hilton reported 2003 second quarter total company operating income of $164 million (compared with $203 million in the 2002 period), on total revenue of $983 million (compared with $1.035 billion in the corresponding 2002 period.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA,” see attachment) were $252 million in the 2003 second quarter, compared with $303 million in the 2002 quarter.

Owned Hotel Results

                Many of Hilton’s owned hotels experienced solid occupancy levels during the second quarter primarily as a result of comparatively strong leisure-oriented business.  The company’s properties in New York, Boston, Chicago, Hawaii, Phoenix, New Orleans and Santa Barbara posted occupancy levels of 75 percent-plus during the quarter.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) totaled $531 million in the second quarter, a 7 percent decline from the 2002 period, while total expenses increased 2 percent to $376 million.  The company’s comparable owned hotels also reported a 7 percent revenue decline and 2 percent expense increase during the quarter.  The primary factor behind the revenue decline was a 6.9 percent RevPAR decline from comparable owned properties during the quarter.  Occupancy at these hotels declined to 73.6 percent from 76.0 percent a year ago.  ADR declined 3.9 percent to $146.07 owing to soft demand and limited pricing power from business travelers and higher-rated groups.   Additionally, reduced business from food and beverage and other hotel items adversely impacted owned hotel revenues.

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2nd Quarter Earnings 2003

3-3-3

Owned hotel profitability was impacted primarily by the aforementioned RevPAR, food and beverage and other revenue declines, as well as higher insurance costs.

System-wide RevPAR; Management/Franchise Fees

                Second quarter system-wide RevPAR at each of the company’s brands (including franchise properties) declined as follows: Hampton Inn, 2.1 percent; Hilton Garden Inn, 2.3 percent; Homewood Suites by Hilton, 2.5 percent; Embassy Suites, 3.7 percent; Doubletree, 6.0 percent, and Hilton, 6.1 percent.

                Management and franchise fees for the quarter totaled $88 million, compared with $87 million a year ago.  RevPAR declines were offset by additional fees from managed and franchised hotels added to the system.

Brand Development/Unit Growth

                Year-to-date June 2003 (the latest period for which data is available), all but one of the company’s brands commanded significant market premiums over their respective segment competitors.  With 100 representing a brand’s fair share of the market, the Hilton brands (according to Smith Travel Research) posted RevPAR index numbers as follows for the first six months of 2003: Embassy Suites, 125.2; Homewood Suites by Hilton, 119.5; Hampton Inn, 118.8; Hilton Garden Inn, 114.0; Hilton, 108.7, and Doubletree, 99.3.

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2nd Quarter Earnings 2003

4-4-4

In the second quarter, the company added 19 hotels and 2,566 rooms to its system as follows: Hampton Inn, 8 hotels and 648 rooms; Hilton Garden Inn, 4 hotels and 460 rooms; Doubletree, 3 hotels and 598 rooms; Homewood Suites by Hilton, 2 hotels and 204 rooms; Embassy Suites, 1 hotel and 248 rooms; other (the former Adam’s Mark in Memphis as noted below), 1 hotel and 408 rooms.  Seven hotels and 1,502 rooms were removed from the system during the quarter.  As of June 30, 2003, the Hilton system consisted of 2,119 properties and 341,051 rooms.

                During the quarter, the company announced the addition to the system of five franchised Doubletree hotels in Tennessee, four of which are in the process of being converted from an independent brand, and the other (in Memphis) which has been converted from a Hilton.

The former Adam’s Mark hotel in Memphis will become a 408-room Hilton in spring 2004 following a major renovation, and the company also during the quarter secured the management contract for the 426-room Hilton Cancun Beach & Golf Resort in Mexico, previously a Hilton franchised hotel.

                In early July, the company announced a management agreement for a new 203-room Conrad Hotel in Miami, Florida, scheduled to open in January 2004.

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2nd Quarter Earnings 2003

5-5-5

Hilton Grand Vacations

                The company’s vacation ownership business, Hilton Grand Vacations Company (HGVC), reported second quarter revenue (included in “other fees and income”) of $79 million, flat with the 2002 quarter, while second quarter expenses (included in “other operating expenses”) were $58 million, a $4 million increase from the 2002 period.

                Overall unit sales were up 9 percent over the 2002 period, with strong sales at the company’s new projects in Las Vegas (first phase opening late 2003) and Orlando.  The first phase of the Orlando project is expected to be virtually sold out when it opens in early 2004.  The average unit sales price increased 7 percent across the HGVC system during the quarter.  HGVC revenue and profitability during the quarter were impacted by the mix of sales, the required accounting for the new Las Vegas and Orlando projects; the accounting for the Hilton Club in New York, and the sale of timeshare receivables in June and November 2002.

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2nd Quarter Earnings 2003

6-6-6

Hilton-Branded Websites, Technology

                Internet bookings continue to be strong on Hilton’s branded websites.  The company said the month of June saw record online reservations, total room nights and gross sales from its proprietary brand websites.  During that month, these totals (which exclude online reservations at Hilton International properties) were approximately 437,000 reservations (or approximately 14,500 per day); 857,000 room nights, and $100 million in gross sales.  Approximately 13 percent of the company’s total reservations are currently made via the internet, with approximately 80 percent of those made through Hilton’s proprietary brand websites.

                  Hilton’s proprietary OnQ system — a single technology platform linking the company’s brands and hotels to enhance customer service and loyalty and maximize operational efficiencies – is on track for installation at virtually all of the company’s 2,100-plus hotels by year-end 2003.

Corporate Finance

                At June 30, 2003, Hilton had total debt of $4.11 billion (net of $325 million of debt allocated to Park Place Entertainment,) a reduction of $33 million during the second quarter.  Approximately 23 percent of the company’s debt is floating rate debt.  Cash and equivalents totaled approximately $59 million at June 30, 2003.  The company’s average basic and diluted shares outstanding for the second quarter were 377 million and 395 million, respectively.

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2nd Quarter Earnings 2003

7-7-7

Consolidated net interest expense (interest expense net of interest and dividend income) declined $4 million in the second quarter due to lower average debt balances and interest rates.  Hilton’s debt currently has an average life of nine years, at an average cost of approximately 6.2 percent.  At June 30, 2003, the company had approximately $730 million of available capacity under its various lines of credit.

                During the quarter, the company sold $575 million of convertible senior notes at 3.375 percent.  The notes will be convertible into shares of Hilton’s common stock at a conversion price of $22.50 per share upon the occurrence of certain events.  The company used the proceeds to redeem all of its 5 percent convertible subordinated notes due 2006, and to repay indebtedness under its existing revolving credit facility.

                The company’s effective tax rate for the second quarter was approximately 37.1 percent, versus 28.2 percent last year.  Adjusting for the impact of the tax benefit on the sale of Harrison Conference Centers, the company’s effective tax rate was 37.3 percent in the 2002 quarter.

                Total hotel capital expenditures in the quarter were $45 million, with an additional $21 million expended for timeshare development.

Other Items

                As previously mentioned, the 2003 second quarter saw a decline in consolidated depreciation and amortization expense.  This decline of $8 million was due to property sales and a $5 million one-time depreciation expense adjustment made at certain properties.

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2nd Quarter Earnings 2003

8-8-8

                Net corporate expense totaled $19 million in the second quarter, compared to $13 million in the 2002 period.  Corporate expense in the 2002 quarter included a benefit of approximately $4 million related to the reversal of a note receivable bad debt reserve.

Six-Month Results

                For the six-month period ended June 30, 2003, Hilton reported net income of $63 million, compared to $110 million in the corresponding 2002 period.  Diluted net income per share was $.17 versus $.30 in the 2002 period.  Operating income for the six months was $250 million (compared with $340 million in the 2002 period) based on revenue of $1.90 billion (versus $1.96 billion in the 2002 period.)  For the 2003 six-month period, when compared to the same period last year, total company Adjusted EBITDA declined 16 percent to $449 million.

2003 Outlook

                While the company anticipates a moderate level of quarterly improvement in the second half of 2003 when compared with the first six months of the year, it noted that the general environment remains challenging — low visibility, sluggish business travel and increased costs — warranting a conservative outlook for the remainder of the year.

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2nd Quarter Earnings 2003

9-9-9

                Based on first-half results and expectations for the second half of the year, the company provided the following updated guidance for full year 2003:

Full Year 2003 Estimates

Total revenue	Approximately $3.85 billion
Total operating income	$510 - $525 million
Total Adjusted EBITDA	$900 - $915 million
Comparable owned hotel RevPAR	Approximately 3% decline
Diluted earnings per share	$.35 - $.37

                Total capital spending in 2003 is expected to remain in the $360 million range, with approximately $165 million being spent on routine improvements and technology, $110 million on timeshare projects, $50 million on special projects at owned hotels and $35 million at the Hilton Hawaiian Village related to the mold situation.  The company said that the hotel’s Kalia Tower is expected to reopen to guests in September 2003.

Hilton remains on track to add 100 to 115 hotels and 12,000 to 15,000 rooms to its system in 2003.  Conversions to one of Hilton’s brands are expected to account for approximately 10 percent of the unit growth.  The company’s current development pipeline remains strong with approximately 380 hotels and 52,000 rooms approved and in design, or under construction.

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2nd Quarter Earnings 2003

10-10-10

Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation, said: “A somewhat disappointing second quarter resulted from a continued difficult environment in which to raise room rates, particularly at our owned, city-center hotels.  At issue is the mix of business; we are not yet seeing pricing power in the profitable business transient segment.  Our occupancy levels are solid, but pressure on rate is impacting RevPAR and, along with cost increases, our margins.

                “Leisure demand, while price sensitive, is healthy, and we are seeing strong summer bookings at many of our hotels in resort and tourist destinations.  This is also helping our hotels that have a ‘drive-to’ customer base, such as Hampton Inns.  Until  market conditions change to increase demand from business travelers, commanding pricing power will continue to be a challenge.

“There are some encouraging signs, including a recent pick-up in reservations activity, and an increase in bookings at our own branded websites.  Also, based on the excellent market share performances of all the Hilton Family of Brands, and our ability to continue adding units to our system, we are pleased that customers and owners alike are telling us they prefer our hotels and our brands.  New construction activity at the full-service end of the market continues to decline, which bodes well for the hotels that we own.  In spite of a tough environment for the hotel industry, we are pleased with our timeshare business.  Sales results thus far at our new Las Vegas and Orlando timeshare properties have been very strong, and Hawaii continues to sell well.”

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2nd Quarter Earnings 2003

11-11-11

                Mr. Bollenbach concluded: “As we head into the second half of what’s been a difficult year so far, we have reasons to look forward to improvement.  Our focus will continue to be on building occupancy, watching our costs and improving our balance sheet.”

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2002	2003	% Change	2002	2003	% Change
Revenue
Owned hotels	$572	$531	(7)%	$1,053	$1,014	(4)%
Leased hotels	30	27	(10)	59	51	(14)
Management and franchise fees	87	88	1	168	168	—
Other fees and income	93	95	2	192	186	(3)
	782	741	(5)	1,472	1,419	(4)
Other revenue from managed and franchised properties	253	242	(4)	484	481	(1)
	1,035	983	(5)	1,956	1,900	(3)

Expenses
Owned hotels	370	376	2	715	748	5
Leased hotels	27	24	(11)	53	47	(11)
Depreciation and amortization	87	79	(9)	172	165	(4)
Impairment loss and related costs	10	—	—	10	17	70
Other operating expenses	72	79	10	152	154	1
Corporate expense, net	13	19	46	30	38	27
	579	577	—	1,132	1,169	3
Other expenses from managed and franchised properties	253	242	(4)	484	481	(1)
	832	819	(2)	1,616	1,650	2

Operating income	203	164	(19)	340	250	(26)

Interest and dividend income	14	8	(43)	28	15	(46)
Interest expense	(87)	(77)	(11)	(174)	(152)	(13)
Net interest from unconsolidated affiliates	(5)	(4)	(20)	(10)	(9)	(10)
Net loss on asset dispositions	(15)	(2)	(87)	(15)	(3)	(80)
Income before taxes and minority interest	110	89	(19)	169	101	(40)
Provision for income taxes	(31)	(33)	6	(54)	(34)	(37)
Minority interest, net	(3)	(2)	(33)	(5)	(4)	(20)
Net income	$76	$54	(29)%	$110	$63	(43)%

Net income per share (1)
Basic	$.20	$.14	(30)%	$.30	$.17	(43)%
Diluted	$.20	$.14	(30)%	$.30	$.17	(43)%

Average shares – basic	374	377	1%	372	377	1%
Average shares – diluted	403	395	(2)%	399	399	—%

(1) The sum of EPS for the first two quarters in 2002 and 2003 differs from the year to date EPS in the respective periods due to the required method of computing EPS in each period.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2002	2003	%/pt Change		2002	2003	%/pt Change
Hilton
Occupancy	77.3%	74.4%	(2.9	)pts	72.0%	70.5%	(1.5	)pts
Average Rate	$159.45	$153.30	(3.9)%		$158.48	$153.29	(3.3)%
RevPAR	$123.25	$114.03	(7.5)%		$114.13	$108.13	(5.3)%

All Other
Occupancy	69.3%	69.7%	0.4	pts	67.4%	68.7%	1.3	pts
Average Rate	$108.99	$106.00	(2.7)%		$109.78	$106.84	(2.7)%
RevPAR	$75.57	$73.93	(2.2)%		$73.98	$73.43	(0.7)%

Total
Occupancy	76.0%	73.6%	(2.4)	pts	71.3%	70.3%	(1.0	)pts
Average Rate	$152.03	$146.07	(3.9)%		$151.06	$145.95	(3.4)%
RevPAR	$115.56	$107.56	(6.9)%		$107.66	$102.53	(4.8)%

(1) Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2003 and owned by us since January 1, 2002.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2002	2003	%/pt Change		2002	2003	%/pt Change
Hilton
Occupancy	72.5%	69.9%	(2.6	)pts	68.7%	67.3%	(1.4	)pts
Average Rate	$129.16	$125.67	(2.7)%		$129.91	$126.24	(2.8)%
RevPAR	$93.60	$87.88	(6.1)%		$89.27	$84.97	(4.8)%

Hilton Garden Inn
Occupancy	69.3%	69.0%	(0.3	)pts	64.9%	65.8%	0.9	pts
Average Rate	$96.87	$95.05	(1.9)%		$96.43	$94.83	(1.7)%
RevPAR	$67.10	$65.54	(2.3)%		$62.62	$62.40	(0.4)%

Doubletree
Occupancy	69.8%	67.3%	(2.5	)pts	66.5%	65.0%	(1.5	)pts
Average Rate	$102.61	$99.89	(2.7)%		$103.37	$100.68	(2.6)%
RevPAR	$71.58	$67.25	(6.0)%		$68.76	$65.49	(4.8)%

Embassy Suites
Occupancy	72.4%	71.5%	(0.9	)pts	69.9%	69.6%	(0.3	)pts
Average Rate	$121.70	$118.69	(2.5)%		$122.58	$119.79	(2.3)%
RevPAR	$88.10	$84.83	(3.7)%		$85.73	$83.34	(2.8)%

Homewood Suites by Hilton
Occupancy	76.8%	75.9%	(0.9	)pts	73.3%	72.4%	(0.9	)pts
Average Rate	$95.91	$94.61	(1.4)%		$95.69	$94.40	(1.3)%
RevPAR	$73.65	$71.83	(2.5)%		$70.17	$68.37	(2.6)%

Hampton
Occupancy	72.1%	70.3%	(1.8	)pts	67.2%	65.9%	(1.3	)pts
Average Rate	$78.01	$78.35	0.4%		$77.61	$77.81	0.3%
RevPAR	$56.22	$55.05	(2.1)%		$52.13	$51.26	(1.7)%

Other
Occupancy	62.0%	39.5%	(22.5	)pts	59.5%	46.4%	(13.1	)pts
Average Rate	$131.98	$141.24	7.0%		$124.48	$129.98	4.4%
RevPAR	$81.83	$55.85	(31.7)%		$74.12	$60.33	(18.6)%

(1) Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2003 and owned, operated or franchised by us since January 1, 2002.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	June				Change to
	2002		2003		June 2002		December 2002
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	39	29,091	38	28,572	(1)	(519)	(1)	(413)
Leased	1	499	1	499	—	—	—	—
Joint Venture	5	1,863	7	2,739	2	876	1	448
Managed	15	9,968	20	11,664	5	1,696	3	1,063
Franchised	173	46,589	165	44,341	(8)	(2,248)	(3)	(993)
	233	88,010	231	87,815	(2)	(195)	—	105

Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Franchised	141	19,487	164	22,401	23	2,914	6	746
	144	19,929	167	22,843	23	2,914	6	746

Doubletree
Owned	9	3,156	9	3,156	—	—	—	—
Leased	6	2,151	6	2,151	—	—	—	—
Joint Venture	30	8,273	28	8,420	(2)	147	(2)	(121)
Managed	58	16,344	48	12,474	(10)	(3,870)	(9)	(3,228)
Franchised	49	11,161	61	14,420	12	3,259	9	2,628
	152	41,085	152	40,621	—	(464)	(2)	(721)

Embassy Suites
Owned	5	1,023	5	1,023	—	—	—	—
Joint Venture	24	6,581	27	7,279	3	698	3	698
Managed	61	15,589	57	14,699	(4)	(890)	(4)	(890)
Franchised	78	17,802	83	18,788	5	986	4	839
	168	40,995	172	41,789	4	794	3	647

Homewood Suites by Hilton
Owned	7	905	3	398	(4)	(507)	(4)	(507)
Managed	30	3,605	34	4,135	4	530	4	530
Franchised	74	7,925	87	9,606	13	1,681	3	388
	111	12,435	124	14,139	13	1,704	3	411

Hampton
Owned	1	133	1	133	—	—	—	—
Managed	27	3,566	24	3,101	(3)	(465)	(1)	(167)
Franchised	1,147	116,890	1,204	121,966	57	5,076	24	2,326
	1,175	120,589	1,229	125,200	54	4,611	23	2,159

Timeshare	25	2,969	28	3,289	3	320	1	172

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	4	1,598	3	1,393	(1)	(205)	—	(7)
Managed	11	2,944	11	3,254	—	310	—	15
Franchised	13	3,043	1	408	(12)	(2,635)	1	408
	29	7,885	16	5,355	(13)	(2,530)	1	416

Total
Owned	63	34,770	58	33,744	(5)	(1,026)	(5)	(920)
Leased	7	2,650	7	2,650	—	—	—	—
Joint Venture	65	18,595	67	20,111	2	1,516	2	1,018
Managed	202	52,016	194	49,327	(8)	(2,689)	(7)	(2,677)
Timeshare	25	2,969	28	3,289	3	320	1	172
Franchised	1,675	222,897	1,765	231,930	90	9,033	44	6,342

TOTAL PROPERTIES	2,037	333,897	2,119	341,051	82	7,154	35	3,935

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2002	2003	% Change	2002	2003	% Change

Adjusted EBITDA	$303	$252	(17)%	$534	$449	(16)%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(6)	(7)	17	(13)	(14)	8
Non-recurring items	(2)	—	—	(2)	(17)	—
Pre-opening expense	(1)	—	—	(1)	—	—
Operating interest and dividend income	(4)	(2)	(50)	(6)	(3)	(50)
Net loss on asset dispositions	(15)	(2)	(87)	(15)	(3)	(80)
Minority interest, net	(3)	(2)	(33)	(5)	(4)	(20)
EBITDA	272	239	(12)	492	408	(17)
Depreciation and amortization	(87)	(79)	(9)	(172)	(165)	(4)
Interest expense, net	(78)	(73)	(6)	(156)	(146)	(6)
Provision for income taxes	(31)	(33)	6	(54)	(34)	(37)
Net income	$76	$54	(29)%	$110	$63	(43)%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2003 Outlook

($ in millions, except per share amounts)

	Low End Estimate	High End Estimate
	Full Year	Full Year
	2003	2003
Adjusted EBITDA	$900	$915
Proportionate share of depreciation and amortization of unconsolidated affiliates	(28)	(28)
Non-recurring items	(17)	(17)
Operating interest and dividend income	(5)	(5)
Net loss on asset dispositions	(3)	(3)
Minority interest, net	(6)	(6)
EBITDA	841	856
Depreciation and amortization	(338)	(338)
Interest expense, net	(295)	(294)
Provision for income taxes	(77)	(83)
Net income	$131	$141
Diluted EPS	$.35	$.37

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which, when considered with GAAP measures, we believe gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. Due to recent guidance from the Securities and Exchange Commission, we now do not reflect such items when calculating EBITDA, however, we continue to adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA for 2003 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses, from Adjusted EBITDA. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing of, and selection of, an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates. We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA. We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Prior to January 1, 2003, we also adjusted EBITDA for pre-opening expense, which we no longer exclude, and adjusted only the non-cash portion of non-recurring items.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, we believe provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.